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                                                                    EXHIBIT 99.1



                                 April 25, 1996



Seal Fleet, Inc.
P. O. Box 1168
Galveston, Texas  77553

Attention:  Board of Directors


Ladies and Gentlemen:

     You have advised Rauscher Pierce Refsnes, Inc. ("RPR") that Hvide Marine Incorporated, a Florida corporation ("Hvide") has proposed to acquire certain supply boats and other assets of Seal Fleet, Inc., a Nevada corporation, ("Seal Fleet") at a price of not less than $6.3 million in cash plus the guaranty by Hvide of Seal Fleet's $3.0 million Modified Note due to Three R Trusts. The transaction also involves certain debt forgiveness under a related agreement between Hvide and five affiliated partnerships. You have requested that RPR issue an opinion ("Opinion") as to the fairness to the Class A public common stockholders of Seal Fleet of the financial terms of the proposed transaction as set forth in two Asset Purchase Agreements dated March 29, 1996.

     RPR, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     In arriving at our opinion, we have, among other things:

     1. Reviewed an "Asset Purchase Agreement" dated March 29, 1996 between Seal Fleet and Hvide Marine;

     2. Reviewed an "Asset Purchase Agreement" dated March 29, 1996 among Hvide Marine and five affiliated partnerships: Ross Seal Partners, Bengal Seal Partners, Indian Seal Partners, Baffin Seal Partners and Baltic Seal Partners;

     3. Reviewed Seal Fleet's Form 10-K for the years ended December 31, 1995 and December 31, 1994;

     4. Reviewed Seal Fleet's Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995 and 1994;

     5. Reviewed J. F. Moore, Inc. valuation survey for M/V China Seal and M/V Pegasus Seal marine vessels dated March 29, 1996 and prepared as of March 27, 1996 and March 23, 1996;
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     6.   Reviewed Dufour, Laskay & Associates, Inc. valuation survey for M/V
          China Seal, M/V Hawke Seal and M/V Pegasus Seal dated April 17, 1996;

     7. Reviewed a Seal Fleet statement of assets to be sold and statement of vessel operations for the period January 1, 1995 through September 30, 1995 and the years ended December 31, 1994, December 31, 1993 and December 31, 1992 (a document prepared near April 12, 1996 which was marked "tentative and preliminary");

     8. Reviewed a Seal Fleet estimate prepared on April 16, 1996 of pro forma "post-closing" balance sheet values for Seal Fleet after the proposed transaction;

     9. Reviewed Seal Fleet's 1996 revenue and operating cost budgets prepared in December, 1995;

     10. Reviewed Seal Fleet's master time charter agreement for M/V China Seal and M/V Hawke Seal;

     11. Considered such other information, financial studies, analyses and investigations as we deemed relevant under the circumstances; and

     12. Discussed with management of Seal Fleet the outlook for future operating results, the assets and liabilities of the Company, material in the foregoing documents, and other matters we considered relevant to our inquiry.

     In our review and in arriving at our opinion, we have, with your permission, (i) not independently verified any of the foregoing information and have relied upon its being complete and accurate in all material respects, and
(ii) not made an independent evaluation or appraisal of specific assets of Seal Fleet. Our opinion is provided to you pursuant to the terms of our engagement letter dated April 9, 1996.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received pursuant to the proposed transaction is fair to the Class A public common stockholders of Seal Fleet from a financial point of view.


                                         RAUSCHER PIERCE REFSNES, INC.


                                         By:  /s/ Clyde Buck
                                           -------------------------------------
                                           G. Clyde Buck
                                           Managing Director